Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                      MONTHLY REPORT - DECEMBER 2002
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (22,657.355 units) at November 30, 2002          $ 24,668,307
Additions of 7,946.392 units on December 31, 2002                   8,936,355
Redemptions of (1,388.807) units on December 31, 2002              (1,561,825)
Offering Costs                                                        (19,170)
Net Income (Loss) - December 2002                                     830,811
                                                                 ------------

Net Asset Value (29,214.940 units) at December 31, 2002          $ 32,854,478
                                                                 ============

Net Asset Value per Unit at December 31, 2002                    $   1,124.58
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $    (79,501)
    Change in unrealized                                              420,521

  Gains (losses) on forward contracts:
    Realized                                                          284,810
    Change in unrealized                                              248,142
  Interest income                                                      28,181
                                                                 ------------

                                                                      902,153
                                                                 ------------

Expenses:
  Brokerage fee                                                        66,883
  Performance fee                                                           0
  Operating expenses                                                    4,459
                                                                 ------------

                                                                       71,342
                                                                 ------------

Net Income (Loss) - December 2002                                $    830,811
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on December 31, 2002                    $   1,124.58

Net Asset Value per Unit on November 30, 2002                    $   1,088.75

Unit Value Monthly Gain (Loss) %                                        3.29 %

Fund 2002 calendar YTD Gain (Loss) %                                   15.50 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit



Dear Investor,

A satisfying end to a tumultuous year

We are pleased to report strong positive performance for 2002. Our core strategy of systematic, diversified trend following has again demonstrated the ability to outperform most other strategies in times of economic weakness and uncertainty. Profits for the year were generated in interest rates, currencies and equities, while losses occurred in energy and industrial metals.

The ability to short markets enabled us to profit as global equity markets suffered their third consecutive negative year. In the U.S., the NASDAQ was down 31.5%, the Dow was down 16.1% and the broader S&P 500 was down 22.1%. Collectively this represents the worst cumulative market performance since the Great Depression.

Looking ahead to 2003, negative consumer confidence, increasing unemployment, weak retail spending, geopolitical uncertainty and high energy prices threaten to undermine economic growth. Consequently, investors remain very cautious.

Campbell & Company has traditionally performed well in times such as these, and we look forward to the challenges of 2003 with measured confidence.

We wish you a very happy New Year.

Sincerely,
Bruce Cleland
President & CEO

Note: Effective January 1, 2003, Campbell & Company will change the allocation of the Trust's assets from its Global Diversified Large Portfolio to its Financial, Metal and Energy Large Portfolio, as such is described in the Trust's prospectus.